Exhibit 5.1

Tel +1.214.220.7700    Fax +1.214.220.7716

September 17, 2021

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, CO 80202

Ladies and Gentlemen:

We are acting as counsel to Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (Registration No. 333-257882) (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”), relating to the proposed issuance by the Company of (i) up to 31,432,933 shares (the “Merger Shares”) of its common stock, par value $0.01 per share (“Common Stock”) to the stockholders of Extraction Oil & Gas, Inc., a Delaware corporation (“Extraction”), (ii) up to 5,104,086 warrants of the Company to purchase shares of Common Stock (the “Warrants”) as specified in the Registration Statement, (iii) up to 5,104,086 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and (iv) up to 97,433 shares of Common Stock issuable with respect to the Warrant Shares pursuant to dividend equalization payments under the Extraction Merger Agreement (as defined below) (the “Dividend Warrant Shares” and, together with the Merger Shares and the Warrant Shares, the “Shares”); in each case, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2021 (as amended from time to time, the “Extraction Merger Agreement”), by and among the Company, Raptor Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Extraction.

We are rendering the opinion hereinafter set forth as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act of 1933.

In rendering the opinion hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Third Amended and Restated Certificate of Incorporation, (ii) the Company’s Fourth Amended and Restated Bylaws, (iii) certain resolutions adopted by the board of directors of the Company, (iv) the Extraction Merger Agreement; (v) the Tranche A Warrant Agreement (the “Tranche A Agreement”), dated as of January 20, 2021, between Extraction and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), (vi) the Tranche B Warrant Agreement (the “Tranche B Agreement,” and together with the Tranche A Agreement, the “Original Warrant Agreements”), dated as of January 20, 2021, between Extraction and the Warrant Agent, (vii) the Form of Tranche A Warrant Agreement and the Form of Tranche B Warrant Agreement, each of which, subject to the terms and conditions contained in the Extraction Merger Agreement and the Original Warrant Agreements, will be entered into as of the Effective Time (as defined in the Extraction Merger

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

Bonanza Creek Energy Inc. September 17, 2021 Page 2

Agreement) between the Company and the Warrant Agent (together, the “Replacement Warrant Agreements”); (viii) the Registration Statement; (ix) the Form of Tranche A Warrant Certificate and the Form of Tranche B Warrant Certificate attached as exhibits to the Replacement Warrant Agreements; and (x) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) all persons executing and delivering the documents we examined have the legal capacity and authority to execute and deliver such documents. In addition, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (b) the Shares and the Warrants will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the proxy statement/prospectus therein.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.

The Merger Shares and the Dividend Warrant Shares, when and if issued and delivered by the Company in accordance with the Extraction Merger Agreement, will be validly issued, fully paid and nonassessable.

2.

The Warrants, when and if issued and delivered in accordance with the terms of the Extraction Merger Agreement, and assuming the due authorization, execution and delivery of such Warrants by the Company and the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.

The Warrant Shares, when and if certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Common Stock have been properly delivered) upon exercise of any Warrants in accordance with the terms of the Warrants and the applicable Replacement Warrant Agreement, then upon payment of the consideration therefor (not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully paid and nonassessable.

Bonanza Creek Energy Inc. September 17, 2021 Page 3

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other state or jurisdiction.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the related proxy statement/prospectus that forms a part of the Registration Statement. In giving these consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. We undertake no, and hereby expressly disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.